NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF LAKE ARIEL BANCORP,  INC.:

                  Notice is hereby given that the Annual Meeting of Shareholders of Lake Ariel Bancorp, Inc. (the "Corporation") will be held at 11:00 a.m., prevailing time, on Tuesday, April 28, 1998, at The Waterfront Banquet and Conference Center at Ehrhardt's, Hawley, Pennsylvania 18428, for the following purposes:

1. To elect three Class 1 directors to serve for a three-year term and until their successors are duly elected and qualified;

2. To ratify the selection of Parente, Randolph, Orlando, Carey & Associates, Certified Public Accountants of Scranton, Pennsylvania as the independent auditors of the Corporation for the fiscal year ending December 31, 1998; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


     Only those shareholders of record at the close of business, at 5:00 p.m., on Tuesday, March 17, 1998, will be entitled to notice of and to vote at the Annual Meeting.

     A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1997, is being mailed with this notice.

     You are urged to mark, sign, date and promptly return your proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

                            By Order of the Board of Directors



                            Bruce D. Howe, President

March 26, 1998

                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD APRIL 28, 1998


                                     GENERAL

Introduction, Date, Place and Time of Meeting

         This Proxy Statement is being furnished for the solicitation by the Board of Directors of Lake Ariel Bancorp, Inc. (the "Corporation"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held at The Waterfront Banquet and Conference Center at Ehrhardt's, Hawley, Pennsylvania 18428, on Tuesday, April 28, 1998, at 11:00 a.m., prevailing time, or at any adjournment or postponement of the Annual Meeting.

         The main office of the Corporation is located at LA Bank, N.A., Route 191, Lake Ariel, Pennsylvania 18436. The telephone number for the Corporation is
(717) 698-5695. All inquiries should be directed to Louis M. Martarano, Vice President of the Corporation. This Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation on March 26, 1998.

Solicitation

         Shares represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted for the election of the three nominees for Class 1 director named below, and for the approval of Parente, Randolph, Orlando, Carey & Associates, Certified Public Accountants, as the independent auditors for the fiscal year ending December 31, 1998. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person.

         The cost of preparing, assembling, mailing and soliciting proxies will be borne by the Corporation. In addition to the use of the mails, certain directors, officers and employees of the Corporation intend to solicit proxies personally, by telephone and by telefacsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons, and, upon request therefor, the Corporation will reimburse them for their reasonable forwarding expenses.


Right of Revocation

         A shareholder who returns a Proxy may revoke it at any time before it is voted by: (1) delivering written notice of revocation to Louis M. Martarano, Vice President and Assistant Secretary, Lake Ariel Bancorp, Inc., Post Office Box 67, Route 191, Lake Ariel, Pennsylvania 18436, telephone: (717) 698-5695;
(2) executing a later-dated Proxy and giving written notice thereof to the Assistant Secretary of the Corporation or (3) voting in person after given written notice to the Assistant Secretary of the Corporation.

Voting Securities, Record Date and Quorum

         At the close of business on March 17, 1998, the Corporation had outstanding 4,562,148 shares of common stock, $.21 par value per share. No shares of preferred stock, $1.25 par value per share, were issued and outstanding. A majority of the outstanding shares of the common stock will constitute a quorum at the Annual Meeting.

         Only holders of common stock of record at the close of business on March 17, 1998, will be entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each share of common stock is entitled to one vote.

         Under Pennsylvania law, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

         Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for such nominee.

         Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not votes cast and therefore do not count either for or against such respective approval and ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each such matter by reducing the total number of shares voted from which the required majority is calculated.


             PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S STOCK

Principal Owners

         The following table sets forth, as of March 17, 1998, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Corporation's outstanding Common Stock, the number of shares beneficially owned by such person and the percentage of the Corporation's outstanding Common Stock so owned.

                                             Percent of Outstanding
                    Shares Beneficially      Common Stock
Name and Address    Owned (1)                Beneficially Owned

Bruce D. Howe(2) ...   376,428               8.3%
R.D. #6, Box 6332
Lake Ariel, PA 18436
                                 ---
(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission ("SEC") and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 17, 1998. Beneficial ownership may be disclaimed as to certain of the securities.
(2) Of the 376,428 shares beneficially owned by Bruce D. Howe, 244,716 are owned by him individually; 127,902 are owned jointly with his spouse; and 3,810 are owned individually by his spouse.

Beneficial Ownership by Officers, Directors and Nominees

         The following table sets forth as of March 17, 1998, the amount and percentage of the Common Stock of the Corporation beneficially owned by each director, each nominee, each executive officer, and all officers and directors of the Corporation as a group.

Name of Individual                 Amount and Nature of          Percent
or Identity of Group               Beneficial Ownership(1)(2)    of Class

Donald E. Chapman(3)(4) ........     125,589                     2.8%
Peter O. Clauss(5)(6) ..........      53,999                     1.2%
Arthur M. Davis(15)(16) ........      75,920                     1.7%
Joseph J. Earyes(8) ............      40,427                     0.9%
William C. Gumble(3)(9) ........     113,702                     2.5%
Paul D. Horger(3)(7) ...........      10,044                     0.2%
Bruce D. Howe(5)(10) ...........     376,428                     8.3%
Louis M. Martarano(11) .........      81,938                     1.8%
John G. Martines(12)(13) .......     199,984                     4.2%
Harry F. Schoenagel(12)(14) ....      87,052                     1.9%

All Officers and Directors
 as a Group (7 directors,
 5 officers, 9 persons in total)   1,165,083                     24.3%

----
(1) See footnote (1) under the caption entitled "Principal Owners" for the definition of "beneficial ownership."
(2) Information furnished by the directors and the Corporation. (3) Nominees for Class 1 Director Whose Term Will Expire in 2001 and current Class 1 Directors Whose Term Expires in 1998.
(4) Of the 125,589 shares beneficially owned by Donald E. Chapman, 36,288 are owned by him individually; 79,594 are owned jointly with his spouse; 5,782 are held individually by his spouse; 2,524 are held jointly with his son; and 1,401 shares are held individually by his son who has the same home.
(5)  A Class 2 Director Whose Term Expires in 2000.
(6) Of the 53,999 shares beneficially owned by Peter O. Clauss, 19,231 are held by him individually; 27,188 are owned jointly with his wife; and 7,580 are owned individually by his spouse.
(7)  All shares are held individually.
(8) Of the 40,427 shares beneficially owned by Joseph J. Earyes, 13,117 are owned by him individually; 3,376 are held jointly with his spouse; and 23,934 shares may be acquired at any time by the exercise of stock options.
(9)  All shares are held individually.
(10) See footnote (2) under the caption entitled "Principal Owners" for the definition of "beneficial ownership."
(11) Of the 81,938 shares beneficially owned by Louis M. Martarano, 2,482 are owned by him individually; 20,090 are owned jointly with his wife; 1,751 shares held as custodian for his two sons; 237 shares as custodian for his daughter; and 57,378 shares may be acquired at any time by the exercise of stock options.
(12) A Class 3 Director Whose Term Expires in 1999.
(13) Of the 199,984 shares beneficially owned by John G. Martines, 16,284 are owned by him individually; 23,600 are held jointly with his spouse; 13,430 are held individually by his spouse; and 146,670 shares may be acquired at any time by the exercise of stock options.
(14) Of the 87,052 shares beneficially owned by Harry F. Schoenagel, 33,681 are owned by him individually; 6,614 are owned jointly with his spouse; and 46,757 are owned by his spouse individually.
(15) A Class 1 Director whose term expires in 1998.
(16) Of the 75,920 shares beneficially owned by Arthur M. Davis, 33,524 are owned by him individually; 37,414 are owned jointly with his wife; 1,756 are owned by his spouse; and 3,226 are owned by Lake Ariel Hardware and Supply Co., Inc., of which Mr. Davis is President. Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities (in this case the Corporation's Common Stock), to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms that they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, during the period January 1, 1997 through December 31, 1997, all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.



                              ELECTION OF DIRECTORS
                                    (ITEM 1)

         The Corporation has a classified Board of Directors with staggered three-year terms of office. In a classified board, the directors are generally divided into separate classes of equal number. The terms of the separate classes expire in successive years. Thus, at each Annual Meeting of Shareholders successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year.

         In addition, there is no cumulative voting for the election of directors. Each share of common stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns 100 shares of common stock, he or she may cast up to 100 votes for each of the nominees for director in the class to be elected.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the three nominees for Class 1 Director named below. If any nominee should become unavailable for any reason, proxies will be voted in favor of a substitute nominee as the Board of Directors of the Corporation shall determine. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors of the Corporation for any reason may be filled by a majority of the directors then in office until the expiration of the term of vacancy. Election of a nominee to the office of director will require an affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting.

                           INFORMATION AS TO NOMINEES,
                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table contains certain information with respect to the nominees and the directors whose terms of office expire in 1998, 1999 and 2000, respectively.

                         Principal Occupation                    Director Since
Name                Age  for Past Five Years                    Corporation/Bank

Class 1 Directors Whose Term Expires In 1998 And
Nominees For Class 1 Director Whose Term Expires in 2001

Donald E. Chapman   61   Self-employed insurance broker and      1983/1972
(1)(2)(4)(6)(7)          real estate developer

Paul D. Horger      60   Partner in the Law Firm of Oliver,      1998/1997
(3)(5)(7)                Price & Rhodes

William C. Gumble   60   Retired Attorney-at-law                 1985/1985
(3)(4)(5)(6)(7)

Class 1 Director Whose Term Expires In 1998

Arthur M. Davis     70   President of Lake Ariel Hardware and    1983/1969
(3)(5)(8)                Supply Co., Inc.

Class 3 Directors Whose Term Expires In 1999

John G. Martines    51   President of the Bank and Chief         1983/1979
(1)(3)(5)(7)             Executive Officer of the Corporation

Harry F. Schoenagel 62   Partner of Schoenagel and Schoenagel    1985/1985
(1)(2)(6)(7)             (general civil engineering and surveying)

Class 2 Directors Whose Term Expires In 2000

Bruce D. Howe       66   President of John T. Howe, Inc.         1983/1977
(3)(4)(5)                (a company that operates local fuel and heating oil
                         companies, a motel and an interstate truck
                         stop) and President of Howe's Twin Rocks,
                         Inc. (a local restaurant).

Peter O. Clauss     68   Retired; Former President of C & D      1988/1988
(1)(2)                   Builders Inc. (construction of residential
                         and light commercial buildings)
-------------------------
(1) Member of the Loan Review Committee of the Bank. This committee reviews past due and classified loans and actions to be taken. Moreover, this committee determines the adequacy of the loan loss reserve and the amount to be charged for the provision of loan losses. The committee met four (4) times in 1997.
(2) Member of the Audit Committee of the Bank. This committee reviews the reports of the auditors and the results of examinations by the Federal Reserve System and Comptroller of the Currency. This committee makes recommendations to the Board based upon a review of the reports and regulatory examinations. This committee met four (4) times in 1997.

(3) Member of the Asset/Liability Management Committee of the Bank. This committee reviews quarterly the asset/liability management report and the investment portfolio. In addition, this committee reviews strategies for GAP analysis, liquidity, tax position and various profitability ratios. Moreover, this committee determines product pricing and development, and budgeting. This committee met four (4) times in 1997.
(4) Member of the Executive Committee of the Bank. This committee reviews annually the profit sharing and benefit plans of the Bank as well as salaries and promotions. The committee makes recommendations to the Board of Directors of the Bank on changes in the employee benefit plans, compensation, promotions and the contribution to the profit sharing plan. This committee also reviews non-personnel matters such as bank expansion and profitability. This committee met two (2) in 1997.
(5) Member of the Loan Committee of the Bank. This committee meets to consider and recommend approval of loans in the principal amount of $100,000 or more. Directors receive no additional compensation for attendance at meetings of this committee. This committee met twenty-four (24) times in 1997.
(6) Member of Benefit/Compensation Committee of the Bank. This committee meets to perform on annual review of executive salary increases and executive stock option grants. This committee met two (2) times in 1997.
(7) Member of 401(k) Committee of the Bank. This committee meets to review semi-annual investment results of plan funds, makes recommendations and changes to available investment options, reviews IRS and DOL legal participation, discrimination and other issues, and recommends annual Bank contributions to plan. This committee met two (2) times in 1997.
(8) Mr. Davis has reached the mandatory retirement age and will automatically no longer be a member of the Board of Directors as of April 27, 1998.

         During 1997, the Board of Directors of the Corporation held six (6) meetings. Directors received no additional remuneration for attendance at meetings of the Board of Directors of the Corporation.

         Each of the Directors attended at least 75% of the combined total number of meetings of the Corporation's and Bank's Board of Directors and of the committees on which they serve.

         The Board of Directors of the Corporation has at present no standing committees. The Corporation does not have a nominating committee. A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the Corporation in accordance with Section 202 of the Corporation's By-laws.

         On January 3, 1997, Mr. Martines voluntarily entered into a consent decree with respect to a complaint filed by the SEC in connection with the purchase by Mr. Martines of securities of First Eastern Corporation ("First Eastern") prior to the announcement by PNC Bank Corp. ("PNC") that PNC would purchase First Eastern. The complaint alleged that Mr. Martines purchased such securities based upon information given to him by a director of First Eastern. In order to avoid the costs of pursuing a successful defense and upon advice of his counsel, Mr. Martines agreed to enter into such consent decree without admitting or denying any of the allegations in the SEC's complaint.

         The Board of Directors considered this matter and concluded that this action by Mr. Martines had no effect on his ability to successfully manage the Corporation and the Bank and had no detrimental effect on the short-term and long-term prospects of the Corporation and the Bank.

Executive Compensation

         The following table sets forth the total compensation for services in all capacities paid by the Corporation and the Bank during 1997, 1996, and 1995, to the Corporation's Chief Executive Officer and the Bank's President, the Corporation's Vice President and the Bank's Executive Vice President and Chief Operating Officer, the Corporation's Vice President and the Bank's Executive Vice President and Chief Financial Officer. No other executive officer's annual salary and bonus exceeded $100,000 for the years presented and therefore is not required to be presented.

                           SUMMARY COMPENSATION TABLE

                                                                       Annual Compensation

                                                                                                              Securities
                                                                                               Other Annual   Underlying   All Other
Name and                                               Fiscal    Salary         Bonus          Compensation   Options/     Compensa
Principal Position                                     Year      ($)            ($)            ($)            SARs(#)           ($)
-----------------------------------------------------------------------------------------------------------------------------------

John G. Martines (President of                        1997        168,461        78,312        72,587          --             25,963
the Bank and Chief
Executive                                             1996        157,972        44,000        25,564          --             22,612
Officer of
the Corporation)                                      1995        138,007        35,000        26,108        88,200           19,498

Louis M. Martarano (Executive                         1997        112,249        34,625        21,253          --             23,189
Vice President and
Chief Operating                                       1996        109,056        20,000         4,260          --             19,602
Officer of
the Bank and Vice                                     1995         97,154        13,500         8,796        33,075           15,013
President
of the Corporation)

Joseph J. Earyes (Executive Vice                      1997         93,903        31,250        15,205          --             20,569
President
and Chief Financial                                   1996         87,521        16,000         6,147          --             16,225
Officer of
the Bank and Vice                                     1995         70,207         6,500         4,345        22,050(2)        11,398
President
and Treasurer of the
Corporation)

(1) Includes $4,606 paid on behalf of Mr. Martines for periodic club dues; $12,000 paid to Mr. Martines for directors' fees; $3,986 paid pursuant to the Salary Continuation Plan; $48,447 paid pursuant to the Supplemental Executive Retirement Plan and $3,548 representing the personal use value of a company-owned automobile.
(2)  For further  information  on these stock  options,  see "Stock Option Plan"
     below.
(3) Of the $25,963 paid to Mr. Martines in 1997 as All Other Compensation, $3,658 and $4,755 was for life and medical insurance premiums, respectively; and $17,550 was accrued by the Corporation for the benefit of Mr. Martines pursuant to a profit-sharing retirement plan.
(4) Includes $6,825 paid on behalf of Mr. Martines for periodic club dues; $12,000 paid to Mr. Martines for directors' fees; $3,440 paid pursuant to the Salary Continuation Plan; and $3,299 representing the personal use value of a company-owned automobile.
(5) Of the $22,612 paid to Mr. Martines in 1996 as All Other Compensation, $2,632 and $3,230 was for life and medical insurance premiums, respectively; and $16,750 was accrued by the Corporation for the benefit of Mr. Martines pursuant to a profit-sharing/401(k) plan.
(6) Includes $6,148 paid on behalf of Mr. Martines for initial and periodic club dues; $12,000 paid to Mr. Martines for directors' fees; $4,791 paid pursuant to the Salary Continuation Plan; and $3,169 repre senting the personal use value of a company-owned automobile.
(7) Of the $19,498 paid to Mr. Martines in 1995 as All Other Compensation, $2,098 and $3,888 was for life and medical insurance premiums, respectively; and $13,512 was accrued by the Corporation for the benefit of Mr. Martines pursuant to a profit-sharing/401(k) plan.
(8) Includes $1,640 paid on behalf of Mr. Martarano for periodic club dues; $17,171 paid pursuant to the Supplemental Executive Retirement Plan; and $2,442 representing the personal use value of a company- owned automobile.
(9) Of the $23,189 paid to Mr. Martarano in 1997 as All Other Compensation, $1,987 and $5,046 was for life and medical insurance premiums, respectively; and $16,156 was accrued by the Corporation for the benefit of Mr. Martarano pursuant to a profit-sharing retirement plan.
(10) Includes $1,852 paid on behalf of Mr. Martarano for periodic club dues and $2,408 representing the personal use value of a company-owned automobile.
(11) Of the $19,602 paid to Mr. Martarano in 1996 as All Other Compensation, $1,448 and $3,886 was for life and medical insurance premiums, respectively; and $14,268 was accrued by the Corporation for the benefit of Mr. Martarano pursuant to a profit-sharing/401(k) plan.

(12) Includes $6,500 paid on behalf of Mr. Martarano for initial and periodic club dues and $2,296 representing the personal use value of a company-owned automobile.
(13) Of the $15,013 paid to Mr. Martarano in 1995 as All Other Compensation, $1,022 and $4,281 was for life and medical insurance premiums, respectively; and $9,710 was accrued by the Corporation for the benefit of Mr. Martarano pursuant to a profit-sharing/401(k) plan.
(14) Includes $4,200 paid on behalf of Mr. Earyes for periodic club dues, $9,100 paid pursuant to the Supplemental Executive Retirement Plan; and $1,905 representing the personal use value of a company- owned automobile.
(15) Of the $20,569 paid to Mr. Earyes in 1997 as All Other Compensation, $1,757 and $5,046 was for life and medical insurance premiums, respectively; and $13,766 was accrued by the Corporation for the benefit of Mr. Earyes pursuant to a profit-sharing/401(k) plan.
(16) Includes $4,317 paid on behalf of Mr. Earyes for periodic club dues and $1,830 representing the personal use value of a company-owned automobile.
(17) Of the $16,225 paid to Mr. Earyes in 1996 as All Other Compensation, $747 and $4,036 was for life and medical insurance premiums, respectively; and $11,442 was accrued by the Corporation for the benefit of Mr. Earyes pursuant to a profit-sharing/401(k) plan.
(18) Includes $3,580 paid on behalf of Mr. Earyes for periodic club dues and $765 representing the personal use value of a company-owned automobile.
(19) Of the $11,398 paid to Mr. Earyes in 1995 as All Other Compensation, $406 and $4,280 was for life and medical insurance premiums, respectively; and $6,712 was accrued by the Corporation for the benefit of Mr. Earyes pursuant to a profit-sharing/401(k) plan.

Report of the Benefit/Compensation Committee on Executive Compensation

         The Benefit/Compensation Committee ("Committee"), as directed by the Corporation's Board of Directors, is responsible for all matters pertaining to executive compensation. The Committee is entirely composed of directors of the Corporation. The members of the Committee have compiled the following report and presented the same to the entire Board of Directors for their approval.

         Through the Bank, defined compensation policies have been implemented to properly analyze, describe and evaluate various positions in the Corporation and the Bank for the determination of their relative worth. This basis is used to establish a salary structure for executive officers and senior management that is both internally equitable and externally competitive. The Committee takes into consideration the following ten factors in making recommendations to the Board of Directors, on an annual basis, as to base salary for the Chief Executive Officer and other members of senior management:

     1.   Return on assets
     2.   Return on equity
     3.   Earnings
     4.   Growth in deposits
     5.   Current economic climate
     6.   Familiarity with market area
     7.   Length of service, experience and age
     8. Comparison with peer and core groups -- currently the committee relies upon an independent study to determine these comparisons and itis contemplated that these studies will continue.
     9.   Number of branches
     10. Any other factors deemed by the Committee to be beneficial to the Corporation.

         No set numerical figure has been fixed to any of the factors so as to allow the greatest flexibility to adjust to changing economic conditions.

         The Committee meets without the Chief Executive Officer's presence to evaluate his performance and reports on the evaluation to the outside Directors of the Board of Directors.

         The Board of Directors in January, 1997 approved an incentive bonus plan for the Chief Executive Officer and other members of senior management. This plan, which includes at-risk compensation payable in cash and stock options, was approved and recommended by the Benefit/Compensation Committee. At-Risk compensation is determined on an annual basis by analyzing specific goals that are established at the beginning of the year. The at-risk compensation for the Chief Executive Officer and other members of senior management is based on the performance of the Corporation and its success in attaining specific strategic goals. The at-risk compensation plan includes both short-term and long-term incentives. The short-term incentives are accomplished through potential payment of the annual cash bonus. Equity ownership, representing long-term incentive compensation, is achieved through the stock options.

         The bank must maintain a current CAMELS rating of "2" before any at-risk compensation is considered. Performance targets are established for certain strategic performance factors. The targets integrate commonly-accepted industry standards with specific goals established for LA Bank. In addition, the strategic performance factors are weighted to reflect the relative importance of each, as established by the Board of Directors.

         The potential payout under the Incentive Plan is based upon the combined actual performance against the established performance targets for the Bank.

                         Submitted  by the  members of the  Benefit/Compensation
                         Committee:

                         Harry F. Schoenagel, William C. Gumble, and
                         Donald E. Chapman


Directors' Compensation

         During 1997, the Bank's Board of Directors met on a monthly basis; Directors received $1,000 per month and were allowed one paid absence per year; and Bruce D. Howe, the Chairman, received $500 in addition to his monthly Directors' fee of $1,000 or $1,500 per month in the aggregate. Mr. Howe was also allowed one paid absence per year from a meeting of the Bank's Board of Directors. During 1997, the Board of Directors of the Corporation held six (6) meetings. Directors received no remuneration for attendance at meetings of the Board of Directors of the Corporation in excess of remuneration each of them received for attendance at meetings of the Board of Directors of the Bank.

Salary Continuation Plan for Directors

         The Bank has entered into an agreement with its directors to establish a non-qualified salary continuation plan (the "Salary Continuation Plan"). If such director continues to serve as a director of the Corporation until he attains sixty-five (65) years of age, the Corporation agrees to pay him a guaranteed annual payment in each of ten years on the first day of the month following such director's 65th birthday. Each director's guaranteed annual payment is based upon the future value of the life insurance purchased with the funds which would otherwise be used to pay the directors' compensation. If such director attains sixty-five (65) years of age, but dies before receiving ten annual payments, then the Corporation will continue to make these payments to such director's designated beneficiary or to the representative of his estate. In the event that such director dies while serving as a director but prior to the attainment of sixty-five (65) years of age, then the Corporation shall remit a guaranteed annual payment for a period of ten years to such director's designated beneficiary or to the representative of his estate. The Bank has obtained life insurance (designating the Bank as the beneficiary) on each participating director in an amount which will cover the Bank's obligations under the Salary Continuation Plan. This plan is based upon certain actuarial assumptions in seeking funding through life insurance policies. In 1997, the Bank accrued $81,111 as an expense for the Salary Continuation Plan, of which approximately $3,986 was allocated to Mr. Martines.

         The salary continuation plan for Messrs. Martines, Howe, Chapman and Davis was established in July, 1987; for Messrs. Gumble and Schoenagel in July, 1990; and for Mr. Clauss, in July, 1993.

Employment Agreement with John G. Martines

         The Corporation and the Bank entered into a 5-year employment agreement with John G. Martines, the Chief Executive Officer of the Corporation and the President and Chief Executive Officer of the Bank. Mr. Martines' annual base salary at September 1, 1993, the date of commencement of the agreement, was $125,000. His salary will increase each year in accordance with a merit review by the Board of Directors. Under the agreement, his salary is increased each year by not less than the minimum average increase of other senior executive personnel. Mr. Martines receives the employee fringe benefits that are received by all personnel of the Bank as well as standard perquisites that are given to officers of comparable financial institutions in similar capacities. Mr. Martines has agreed to serve as the Chief Executive Officer of the Corporation without any additional compensation. At the end of the first year of the term of the agreement, the term is automatically extended for one additional year; therefore, there is a constant 5-year term in effect on the first day of September of each year.

         Mr. Martines may unilaterally terminate his employment with the Corporation and the Bank if: (1) his health should become impaired to an extent that it makes continued performance of his duties hazardous to his physical or mental health or his life; (2) without his consent, any assignment of duties or limitation of powers is made that is not contemplated by the agreement; (3) he is removed or is not re-elected to any of the positions that he holds currently (except if terminated for cause); (4) a reduction in the rate of compensation is made; (5) without his consent, the current fringe benefits and perquisites are modified or terminated; and (6) there is a "change in control."

         For purposes of the agreement, a "change in control" means: (1) the acquisition of the beneficial ownership of at least twenty-five percent (25%) of the Corporation's voting securities or all or substantially all of the assets of the Corporation or the Bank or both by a single person or entity or a group of affiliated persons or entities; (2) the merger, consolidation or combination of the Corporation or the Bank or both with an unaffiliated corporation in which the directors of the Corporation or the Bank or both, immediately prior to such merger, consolidation or combination constitute less than a majority of the board of directors of the surviving, new or combined entity; or (3) during any period of two consecutive years during the term of the agreement, persons who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof. The date of a change in control shall mean the earlier of: (1) the first date on which a person, entity, or group of affiliated persons or entities, acquire the beneficial ownership of twenty-five percent (25%) or more of the Corporation's voting securities; (2) the date of the transfer of all or substantially all of the Corporation's or the Bank's assets; (3) the date on which a merger, consolidation or combination is consummated; or (4) the date on which persons who formerly constituted a majority of the Board of Directors of the Corporation ceased to be a majority.

         Upon termination of employment by Mr. Martines for the above reasons, the Bank shall pay to him, no later than 30 days after the date of termination and for a period of three years, annual compensation prorated into monthly payments equal to his annual base salary on the date of termination or on the date six months prior to the date of termination, whichever is greater. In the event of termination as a result of a change in control, Mr. Martines may, at his option, elect to receive in one lump sum the aggregate present value of the above termination payments. The present value shall be determined by the federal discount rate published under Section 1274(d) of the Internal Revenue Code of 1986, as amended, then in effect, and compounded semi-annually.


Employment Agreement with Louis M. Martarano

         The Corporation and the Bank entered into a 5-year employment agreement with Louis M. Martarano, the Vice President and Assistant Secretary of the Corporation and the Executive Vice President of the Bank. Mr. Martarano's annual base salary at September 1, 1993, the date of commencement of the agreement, was $87,500. His salary will increase each year in accordance with the terms of the agreement. Under the agreement, his salary is increased each year by not less than the minimum average increase of other senior executive personnel. Mr. Martarano receives the employee fringe benefits that are received by all personnel of the Bank, as well as standard perquisites that are given to officers of comparable financial institutions in similar capacities. Mr. Martarano has agreed to serve as Vice President and Assistant Secretary of the Corporation without any additional compensation. At the end of the first year of the term of the agreement, the term is automatically extended for one additional year; therefore, there is a constant 5-year term in effect on the first day of September of each year.

         The agreement with Mr. Martarano has the same terms and conditions as described above, with respect to the agreement with Mr. Martines relating to voluntary termination by Mr. Martarano, to a change in control of the Corporation and to termination payments.

Supplemental Executive Retirement Plan

         General. The Bank entered into a supplemental executive retirement plan ("SERP") with each of the following Bank officers: John G. Martines, the President and Chief Executive Officer, Louis M. Martarano, the Executive Vice President and Chief Operating Officer, and Joseph J. Earyes, the Executive Vice President and Chief Financial Officer. The purpose of the SERP is to encourage these key executives to continue their employment with the Bank and to provide a salary continuation benefit upon their termination of employment from the Bank. Upon reaching the age of 62 years ("Normal Retirement Age"), these executives may retire from employment with the Bank and receive an annual benefit payable in twelve equal monthly installments for a period of 180 months (15 years). If an executive dies prior to the expiration of the 180-month, then these payments are paid to his designated beneficiary or his estate. The annual benefit for Mr. Martines will be $184,000; for Mr. Martarano will be $105,000; and for Mr. Earyes will be $103,000.

         The Bank invested in insurance policies on the lives of each of these executives in order to fund its obligation under the SERP. The Bank is the owner of these policies and is the designated beneficiary for each policy. These policies are recorded as an asset of the Bank. In 1997, the Bank accrued $75,000 as an expense to record its accumulated accrued obligations under the SERP.

         Termination Benefits. If an executive terminates his employment with the Bank prior to Normal Retirement Age, he or his estate, as the case may be, is entitled to an amount of money based upon certain actuarial assumptions at the time of such termination. The following table illustrates the termination payments to an executive or his estate, as the case may be, upon termination of employment with the Bank prior to Normal Retirement Age:

Reason For Termination        Type of Payment(s)

Disability                    Lump Sum Payment
Change of Control             12 equal monthly payments for 180 months
Death                         12 equal monthly payments for 180 months to the
                              executive's designated
                              beneficiary or his estate

         Prohibition on Payments. No payments shall be made to an executive under the SERP, if, without the prior written consent of the Bank, the executive becomes involved, in any capacity, in any enterprise conducted in a 25-mile radius of Lake Ariel or Scranton, Pennsylvania, or both, which may be deemed by the Bank to be competitive with any business carried on by the Bank as of the date of termination of employment or the Normal Retirement Age of such executive, except in the event of a change of control.


1997 Stock Option Plan

         There were no stock option grants pursuant to the 1997 Stock Option Plan in 1997.


1994 Stock Option Plan

         The Option Plan is intended to secure for the Corporation and its shareholders the benefits arising from share ownership by those officers and key employees of the Corporation and the Bank who will be responsible for the Corporation's future growth and continued success. The following table presents the grants that were made in 1995 and 1994 to the persons so indicated, which represents all of the options approved under the plan.


                               STOCK OPTION GRANTS


                                                                                Potential Realizable Value
                                                                                at Assumed Annual Rates
                                                                                of Stock Price Apprecia-
                                           Individual Grants(1)                 tion for Option Term(3)

                         Number of      Percentage of
                         Securities     Total Options
                         Underlying     Granted to     Exercise or
                         Options        Employees in    Base Price  Expiration
Name                     Granted (2)    Fiscal Year    ($/Sh) (2)   Date            5.0%($)       10.0%($)
----------------------------------------------------------------------------------------------------------
John G. Martines         88,200           62.0%        $6.57       August 8,       364,266       923,454
(President of LA         (Granted-                                    2005
Bank and Chief           August 8,1995)
Executive Officer
of the Company)          55,125           71.0%        $6.86       August 7,       237,589       602,516
                         (Granted-                                    2004
                         August 7, 1994)

Louis M                  33,075           23.0%        $6.57       August 8,       136,600       346,295
Martarano                (Granted-                                    2005
(Executive Vice          August 8, 1995)
President and Chief
Operating Officer        22,050           29.0%        $6.86       August 7,        95,036       241,007
of LA Bank and           (Granted-                                    2004
Vice President           August 7, 1994)
of the Company)


Joseph J. Earyes, CPA    22,050           15.0%        $6.57       August 8,        91,067       230,864
(Executive Vice          (Granted-                                    2005
President and            August 8, 1995)
Chief Financial
Officer of LA
Bank and Vice
President and
Treasurer of the
Company)

----------------------------

(1) No options have been exercised by Messrs. Martines, Martarano, and Earyes as of March 17, 1998.

(2) All outstanding options are adjusted to reflect the 5% dividend payable in Common Stock on October 1, 1996 and 1997, and the two-for-one stock split effective November 10, 1997.

(3) All amounts are calculated by multiplying the difference in the assumed stock price appreciation and base price by the number of securities underlying the options granted.

Stock Performance Graph and Table

         The following graph and table compare the cumulative total shareholder return on the Corporation's Common Stock during the period December 31, 1992, through and including December 31, 1997, with (i) the cumulative total return on the SNL Securities Corporate Performance Index (1) for 45 publicly-traded banks with less than $500 million in total assets in the Middle Atlantic area (2), and
(ii) the cumulative total return for all United States stocks traded on the NASDAQ Stock Market. The comparison assumes $100 was invested on December 31, 1992, in the Corporation's Common Stock and in each of the below indices and assumes further the reinvestment of dividends into the applicable securities. The shareholder return shown on the graph and table below is not necessarily indicative of future performance.

                            Lake Ariel Bancorp, Inc.
                            Total Return Performance

[GRAPH]


                                                     Period Ended
Index                  12/31/92 12/31/93  12/31/94  12/31/95  12/31/96  12/31/97

SNL <$500M Bank Index    100.00  125.77    133.45    166.36    208.91    356.94
Nasdaq Total Return      100.00  114.80    112.21    158.70    195.19    239.53
Lake Ariel Bancorp, Inc. 100.00  129.28    158.87    142.55    244.25    394.89
-----------------------
(1) SNL Securities is a research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries. (2) The Middle Atlantic area comprises the states of Delaware, Pennsylvania, Maryland, New Jersey, New York, the District of Columbia and Puerto Rico.


Certain Relationships and Related Transactions

         Paul D. Horger is a current Class 1 director and nominee for Class 1 director. Mr. Horger is a partner in the law firm of Oliver, Price & Rhodes of Scranton, Pennsylvania. During 1997, the Bank engaged Oliver, Price & Rhodes to represent it on various legal matters. In addition, customers of the Bank paid fees to Oliver, Price & Rhodes in connection with commercial loan transactions and mortgage foreclosures involving the Bank. In 1997, Oliver, Price & Rhodes received $123,952.22 in fees on such matters involving the Bank. The Corporation and the Bank intend, during 1998, to continue to engage Oliver, Price & Rhodes in such legal matters as they arise.

         Except as described above, there have been no material transactions since January 1, 1997, nor are any such transactions currently proposed, to which the Corporation or the Bank was or is to be a party and in which any director or executive officer of the Corporation, or any beneficial owner of more than 5% of the Common Stock of the Corporation (or any associate thereof, respectively), had or will have a material interest. The Corporation and the Bank have had and intend to continue to have banking and financial transactions in the ordinary course of business with directors and executive officers of the Corporation and the Bank and their respective associates on comparable terms and with similar interest rates as those prevailing from time to time for other non-affiliated customers of the Corporation and the Bank. Total loans outstanding from the Corporation and the Bank, at December 31, 1997, to the Corporation's and the Bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $996,000 million or 2.8% of the Bank's total equity capital accounts. The largest amount of indebtedness outstanding at any time during fiscal year 1997 to the above identified group was $1.2 million or 3.4% of the Bank's total equity capital accounts. Such loans do not involve more than the normal risk of collectibility nor do they present other unfavorable features.


Principal Officers of the Corporation

         The following table sets forth selected information about the principal officers of the Corporation, each of whom is selected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:

                                         Bank
                                   Held  Employee Number of Shares   Age as of
Name                               Since Since    Beneficially       March 17,
                                                  Owned(1)           1998
-------------------------------------------------------------------------------

Bruce D. Howe, President            1983   (2)         376,428        66

John G. Martines, Chief             1983   (3)         199,984        51
Executive Officer

Donald E. Chapman, Secretary        1983   (2)         125,589        61

Louis M. Martarano, Vice            1989   (3)         81,938         47
President and Assistant Secretary

Joseph J. Earyes, Vice President    1995   (3)         40,427         41
and Treasurer
-------------------------
(1) See notes under the caption "Beneficial Ownership by Officers, Directors and Nominees" for shareholdings of these officers.
(2) Messrs. Howe and Chapman are not employees of the Corporation. (3) Messrs. Martines, Martarano, and Earyes are full-time salaried employees of the Bank.

Principal Officers of the Bank

         The following table sets forth selected information about the principal officers of the Bank, each of whom is elected by the Board of Directors of the Bank and each of whom holds office at the discretion of the Board of Directors of the Bank:

                                                                      Bank      Number        Age as of
                                                       Held           Employee  of Shares      March 17,
Name                     Office/Position with Bank     Since          Since     Owned            1998
----------------------------------------------------------------------------------------------------------

Bruce D. Howe            Chairman of the Board              1986      (1)       376,428(2)     66

John G. Martines         President and CEO                  1986      1979      199,984(2)     51

Louis M. Martarano       Executive Vice President and       1990      1981      81,938(2)      47
Chief Operating Officer

Joseph J. Earyes         Executive Vice President and       1995      1995      40,427(2)      41
Chief Financial Officer

Donald E. Chapman        Secretary                          1983      (1)       125,589(2)     61
----------------------------

(1)      Mr. Howe and Mr. Chapman are not  employees of the Bank.
(2)      See  notes  under  the  caption  "Beneficial   Ownership  by  Officers,
         Directors and Nominees" for shareholdings of these officers.



                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 2)

         Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the ratification of the selection of Parente, Randolph, Orlando, Carey & Associates, Certified Public Accountants, of Scranton, Pennsylvania ("Parente Randolph"), as the Corporation's independent public accountants for its fiscal year ending December 31, 1998. The Corporation has been advised by Parente Randolph that none of its members has any financial interest in the Corporation. Ratification of Parente Randolph will require an affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting. Parente Randolph served as the Corporation's independent public accountants for the Corporation's 1997 fiscal year.

         In addition to performing customary audit services, Parente Randolph assisted the Corporation with the preparation of its federal and state tax returns, and provided assistance in connection with regulatory matters, charging the Corporation for such services at its customary hourly billing rates. These non-audit services were approved by the Corporation's and the Bank's Board of Directors, after due consideration of the effect of the performance thereof on the independence of the accountants and after the conclusion by the Corporation's and the Bank's Board of Directors that there was no effect on the independence of the accountants.

         In the event that the shareholders do not ratify the selection of Parente Randolph as the Corporation's independent public accountants for the 1998 fiscal year, another accounting firm will be chosen to provide independent public accountant audit services for the 1998 fiscal year. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Parente Randolph as the auditors for the Corporation for the year ending December 31, 1998.

         It is understood that even if the selection of Parente Randolph is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Corporation and its shareholders.


                                LEGAL PROCEEDINGS

General

         The nature of the Corporation's and the Bank's business generates a certain amount of litigation involving matters arising in the ordinary course of business. However, in the opinion of management of the Corporation and the Bank, there are no proceedings pending to which the Corporation and the Bank is a party or to which their property is subject, which, if determined adversely to the Corporation and the Bank, would be material in relation to the Corporation's and the Bank's undivided profits or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of the Corporation and the Bank, In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation and the Bank by government authorities or others.

Environmental Issues

         There are several federal and state statutes that govern the obligations of financial institutions with respect to environmental issues. Besides being responsible under such statutes for its own conduct, a bank also may be held liable under certain circumstances for actions of borrowers or other third parties on properties that collateralize loans held by the bank. Such potential liability may far exceed the original amount of the loan made by the bank. Currently, the Bank is not a party to any pending legal proceedings under any environmental statute nor is the Bank aware of any circumstances that may give rise to liability of the Bank under any such statute.


                                  ANNUAL REPORT

         A copy of the Corporation's Annual Report for its fiscal year ended December 31, 1997, is being mailed with this Proxy Statement. A representative of Parente Randolph, the accounting firm which examined the financial statements in the Annual Report, will attend the Annual Meeting. This representative of Parente Randolph will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the Annual Meeting.


                              SHAREHOLDER PROPOSALS

         Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Corporation's proxy statement for its 1999 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Lake Ariel Bancorp, Inc. at the principal executive offices of the Corporation on Route 191, Post Office Box 67, Lake Ariel, Pennsylvania 18436, not later than Wednesday, November 25, 1998.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their judgment.


                             ADDITIONAL INFORMATION

         Upon written request of any shareholder, a copy of the Corporation's report on Form 10-K for its fiscal year ended December 31, 1997, including the financial statements and the schedules thereto, required to be filed with the SEC, may be obtained, without charge, from Joseph J. Earyes, CPA, Vice President and Treasurer, Lake Ariel Bancorp, Inc., 409 Lackawanna Avenue, Suite 201, Scranton, Pennsylvania 18503, telephone: (717) 343-8200.

     In addition, a copy of the Annual Disclosure Statement of LA Bank, N.A. may be also obtained, without charge, from Joseph J. Earyes, CPA, Chief Financial Officer of the Bank.